UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
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Pier 1, Bay 1

San Francisco, California 94111

SUPPLEMENTAL MATERIAL TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS OF PROLOGIS, INC.

TO BE HELD ON THURSDAY, MAY 2, 2013

This filing is made in response to the Institutional Shareholder Services’ (“ISS”) recommendation on our say-on-pay proposal. We believe ISS has reached the wrong conclusion by basing their recommendation on the compensation of our retired co-CEO, Walter C. Rakowich, in his final year with the company. Rather, we believe that ISS should have focused on the compensation of our continuing co-CEO, Hamid R. Moghadam. Based on ISS’ own report, Mr. Moghadam’s compensation for 2012 is below the median of the ISS selected peer group. The co-CEO arrangement was instituted after the merger was completed in June 2011. Mr. Rakowich’s employment agreement from 2008/2009 (which contained severance provisions) was assumed as part of the merger. Our board believed that Mr. Rakowich’s continued employment with us after the merger was vital for the successful integration of the two companies and the strategic positioning of the new combined company. Our stockholders have benefited from the arrangement, and the merger has resulted in $115 million in general and administrative synergies on an annualized basis compared to the combined pre-merger expenses of the two companies. At the time of the merger, Mr. Rakowich had the right to assert the change in control provisions in his agreement and receive similar severance payments at that time. Mr. Rakowich waived this right at that time and entered into a new contract that secured his services with the new company through the end of 2012. ISS has reviewed Mr. Rakowich’s compensation multiple times and has never given us a negative recommendation. In fact, last year, ISS gave a positive recommendation to vote for our say-on-pay vote.

Mr. Rakowich’s compensation arrangements from 2008 to 2012 are summarized below.

2008 – 2012 Compensation Comparison

Contractual Amounts vs. Amounts Paid to Walt Rakowich

ISS’ recommendation “against” our Say on Pay (“SOP”) proposal is driven by our retired co-CEO’s compensation in his final year. We believe ISS has reached the wrong conclusion and failed to account for certain key facts and circumstances when issuing their recommendation.

•

ISS focused on Walt Rakowich per their “higher paid co-CEO rule” and ran the quantitative tests, which pointed to a “high concern” due to his severance. Without Walt’s severance, these same tests would register a “low concern”.

•

Walt’s severance was carried forward from his original agreement with ProLogis Trust. Walt’s agreement was essential to bring him back after his retirement to lead ProLogis Trust through the financial crisis in 2008.

•

At the time of the merger, Walt’s severance agreement was honored to retain his services during the integration of the companies post-merger. Stockholders benefitted from the arrangement as a result of Walt returning in 2008 and benefitted from the arrangement as a result of the merger.

•	The Merger resulted in $115 million in G&A synergies on an annualized basis compared to the combined pre-merger expenses of the two companies.

•

For the period from November 11, 2008 (when Mr. Rakowich became CEO of ProLogis Trust) to December 31, 2012 (when Mr. Rakowich retired), the company’s total annualized return to stockholders was 28% and the total annualized return including dividends was 180%.

•

The focus for the 2013 proxy should be on the compensation of our continuing CEO, Hamid Moghadam. Based on ISS’ own report, Hamid’s compensation for 2012 is below the median of the ISS selected peer group.

•

Walt’s employment and severance arrangement was fully disclosed in the ProLogis Trust SEC filings, our merger documents, and our 2012 proxy. Notably, ISS gave a recommendation “for” our SOP proposal last year.

Reporting Year for Proxy	Salary	Bonus	Annual Long-term Incentive Award (based on year of grant as reported in Grants of Plan Based Awards Table in proxy)	Totals

Contract	$630,000	$840,000 Minimum	Note: No annual grants awarded during 2008; company previously made annual awards in December of the performance year; changed policy effective with 2008 performance year which were made in February 2009. (A)	$1,470,000 (Salary and base only)
Actual	$630,000	$420,000 Bonus awarded at 50% of contractual amount (Mr. Rakowich waived provision for minimum bonus due to economic downturn)		$1,050,000 (Salary and base only)

Contract	$1,000,000	$2,000,000 Target (actual to be 0% to 200% of target)	$3,500,000 Minimum for 2008 performance (B)	$6,500,000
Actual	$1,000,000	$2,000,000	$0 Mr. Rakowich waived his right to the award in February 2009 due to economic downturn	$3,000,000

Contract	$1,000,000	$2,000,000 Target (actual to be 0% to 200% of target)	$7,500,000 Minimum for 2009 performance	$10,500,000
Actual	$1,000,000	$2,000,000	$3,200,000 Mr. Rakowich waived his right to minimum award in February 2010	$6,200,000

Reporting Year for Proxy	Salary	Bonus	Annual Long-term Incentive Award (based on year of grant as reported in Grants of Plan Based Awards Table in proxy)	Totals

Contract	$1,000,000	$2,000,000 Target (actual to be 0% to 200% of target)	$7,500,000 Minimum for 2010 performance	$10,500,000
Actual	$1,000,000	$2,000,000	$7,500,000	$10,500,000

Contract	$1,000,000	$1,500,000 Target (actual to be 0% to 150% of target)	$7,500,000 Minimum for 2011 performance	$10,000,000
Actual	$1,000,000	$1,500,000	$7,500,000	$10,000,000

Contract			$4,800,000 Target for 2012 performance (actual to be 60% to 160% of target)	$4,800,000
Actual			$4,800,000 (paid in cash in February 2013)	$4,800,000

(A)	Retention award of $4,615,000 was granted in November 2008 when Mr. Rakowich became the company’s CEO and rescinded his retirement which was scheduled for January 1, 2009.

(B)	Due to planned retirement, the February 2008 contract called for no annual LTIP award for calendar 2008 performance. After becoming the CEO, the amended February 2009 contract provided for $3.5 million annual LTIP award. This grant was not made at the request of Mr. Rakowich.

Notes on Severance:

Walt’s employment contract with Prologis (dating back to 2008) provided for 2 times base and bonus as severance payment ($6,000,000). At time of merger, the right to assert change in control provisions and receive this severance payment was waived by Mr. Rakowich. January 2012 contract provided for $6 million severance payment if Mr. Rakowich continued working through December 31, 2012. If Mr. Rakowich left the company without “Good Reason”, as defined in the contract, the severance payment would not be made.

Walt received $10,800,000 of severance benefits as discussed in the ISS report ($6,000,000 severance payment and $4,800,000 long-term incentive award for 2012 performance). However, over the term of his contract (from the time he became CEO of ProLogis Trust to his retirement at the end of 2012) Walt waived contractual payments that were due him of $7,220,000:

Severance benefits:		Compensation waived:
Severance payment	$6,000,000	2008 Bonus	$420,000
LTIP award-2012	4,800,000	2009 LTIP award	3,500,000
		2010 LTIP award	3,300,000

	$10,800,000		$7,220,000

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